Exhibit 10.1

FOURTH LOAN MODIFICATION AGREEMENT

This Fourth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of March 26, 2014, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and AEGERION PHARMACEUTICALS, INC., a Delaware corporation with its chief executive office located at 101 Main Street, Suite 1850, Cambridge, Massachusetts 02142 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of March 28, 2012, evidenced by, among other documents, a certain Loan and Security Agreement dated as of March 28, 2012, between Borrower and Bank, as amended by that certain First Loan Modification Agreement dated as of July 10, 2012, between Borrower and Bank, as amended by that certain Second Loan Modification Agreement dated as of December 6, 2012, between Borrower and Bank, and as further amended by that certain Consent and Third Loan Modification Agreement dated as of December 12, 2013, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by (i) deleting “and” before subsection (d), (ii) deleting “.” at the end of subsection (d) and inserting “; and”, and (iii) inserting the following new provision to appear as subsection (e) of Section 7.1 (Dispositions) thereof:

“(e) in connection with non-recourse sales of receivables from account debtors located in Italy, Spain, Portugal and Greece up to Two Million Dollars ($2,000,000.00) in the aggregate, and/or in connection with sales secured by letter of credits, if any, issued in favor of Borrower on behalf of any such account debtor that specifically supports such receivable (“Permitted Factoring”).”

2	The Loan Agreement shall be amended by deleting the following appearing as Section 7.5 of the Loan Agreement:

“ 7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.”

and inserting in lieu thereof the following:

“ 7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens or Permitted Factoring, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.”

3	The Loan Agreement shall be amended by inserting the following new definition to appear alphabetically in Section 13.1 thereof:

“ “Permitted Factoring” is defined in Section 7.1.”

4. FEES. Borrower shall reimburse Bank for all reasonable legal fees and expenses incurred in connection with this Loan Modification Agreement.

5. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, that the terms and disclosures contained in a certain Perfection Certificate dated as of January 12, 2014, between Borrower and Bank, are, except as set forth in a letter provided by Borrower to Bank as of the date hereof, complete in all material respects and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed in any material respect, as of the date hereof.

6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the terms and provisions of this Loan Modification Agreement.

7. RATIFICATION OF LOAN DOCUMENTS. Except as expressly modified by this Loan Modification Agreement, Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

9. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

AEGERION PHARMACEUTICALS, INC.		SILICON VALLEY BANK

By:	Mark J. Fitzpatrick	By:	Clark Hayes
Name:	Mark J. Fitzpatrick	Name:	Clark Hayes
Title:	CFO	Title:	Director

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